RESTATED EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of March 1, 2003 by and between Countrywide Financial Corporation , a Delaware corporation (“Employer”), and Carlos M. Garcia (“Officer”).

W I T N E S S E T H:

         WHEREAS, Officer currently holds the office of Senior Managing Director of Employer, and Senior Managing Director of Countrywide Home Loans, Inc. ("Home Loans"), a wholly-owned subsidiary of Employer; and

        WHEREAS, Employer desires to obtain the benefit of continued services of Officer and Officer desires to continue to render services to Employer and its subsidiaries, including Home Loans; and

        WHEREAS, the Board of Directors of Employer (the “Board”) has determined that it is in Employer’s best interest and that of its stockholders to recognize the substantial contribution that Officer has made and is expected to continue to make to Employer’s business and to retain his services in the future; WHEREAS, Employer and Officer set forth the terms and conditions of Officer’s employment with Employer under an employment agreement entered into as of July 1, 2000; and

        WHEREAS, Employer and Officer desire to set forth the terms and conditions of Officer’s continued employment with Employer under this Agreement.

        NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

      1.      Term. Employer agrees to employ Officer and Officer agrees to serve Employer, in accordance with the terms hereof, for a term beginning on the Effective Date (as defined in Section 8(c) hereof) and ending on December 31, 2005, unless earlier terminated in accordance with the provisions hereof.

      2.      Specific Position; Duties and Responsibilities. Employer and Officer hereby agree that, subject to the provisions of this Agreement, Employer will employ Officer and Officer will serve Employer as Senior Managing Director of Employer and of Home Loans. Except as set forth in Section 5(d)(ii) hereof, Employer agrees that Officer's duties hereunder shall be the usual and customary duties of such offices or such other duties as may be designated from time to time by the Chairman of the Board, President and Chief Executive Officer (the "CEO") or the Senior Managing Director and Chief Operating Officer (the "COO") of Employer consistent with his status as an executive officer of Employer. Officer shall have such executive power and authority as shall reasonably be required to enable him to discharge his duties in the offices that he may hold. All compensation paid to Officer by Employer or any of its subsidiaries shall be aggregated in determining whether Officer has received the benefits provided for herein.

      3.      Scope of This Agreement and Outside Affiliations. During the term of this Agreement, Officer shall devote his full business time and energy, except as expressly provided below, to the business, affairs and interests of Employer and its subsidiaries, and matters related thereto, and shall use his best efforts and abilities to promote its interests. Officer agrees that he will diligently endeavor to promote the business, affairs and interests of Employer and its subsidiaries and perform services contemplated hereby. Officer agrees to serve without additional remuneration as an officer of one or more (direct or indirect) subsidiaries of Employer as the CEO or COO may from time to time request, subject to appropriate authorization by the subsidiary or subsidiaries involved and any limitation under applicable law. Officer's failure to discharge an order or perform a function because Officer reasonably and in good faith believes such would violate a law or regulation or be dishonest shall not be deemed a breach by him of his obligations or duties pursuant to any of the provisions of this Agreement, including without limitation pursuant to Section 5(c) hereof.

        During the course of Officer’s employment as a full-time officer hereunder and during the Severance Period described in Section 5(d) hereof, Officer shall not, without the consent of the CEO or COO, compete, directly or indirectly, with Employer in the businesses then conducted by Employer or any of its subsidiaries.

        Officer may serve as a director or in any other capacity of any business enterprise, including an enterprise whose activities may involve or relate to the business of Employer, provided that such service is expressly approved by the CEO or COO. Officer may make and manage personal business investments of his choice and serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association, without seeking or obtaining approval by the CEO or COO, provided such activities and services do not materially interfere or conflict with the performance of his duties hereunder.

      4.      Compensation and Benefits.

            (a)      Base Salary. Employer shall pay to Officer a base salary after the Effective Date at the annual rate of $510,000 (the "Annual Rate"). In respect of the Fiscal Years ending during the term of this Agreement, the Annual Rate shall be increased as recommended by the Chief Executive Officer and reviewed and approved by the Compensation Committee of the Board of Directors (the "Compensation Committee") each year. Any such increase shall be effective not later than June 1 of the fiscal year in which the increase is granted.

            (b)      Incentive Compensation. Employer shall pay to Officer for each of the Fiscal Years ending during the term of this Agreement an incentive compensation award in an amount determined pursuant to the terms and conditions of the Managing Director Annual Incentive Plan or such other bonus plan in effect for Officer during the term of this Agreement (the "Bonus Plan"). Employer shall pay the incentive compensation award described in this Section 4(b) for each Fiscal Year or portion thereof, as applicable, to Officer as early after the end of such Fiscal Year as practicable but in no event later than 90 days after the end of such Fiscal Year. With regard to the incentive compensation award payable with respect to the last Fiscal Year during the term of this Agreement, such award shall be payable in accordance herewith notwithstanding the expiration of the term of this Agreement. For each Fiscal Year or portion thereof, as applicable, during the term hereof, Employer shall pay the amount of the incentive compensation award described in this Section 4(b) that is not deferred no later than April 1 of the following year.

            (c)      Equity Incentive Compensation. Employer shall grant to Officer equity incentive compensation in the form of stock options, restricted stock or such other form as the Compensation Committee shall determine in respect of each of the Fiscal Years ending during the term of this Agreement for such number of shares of Employer's common stock as the Compensation Committee in its sole discretion determines, taking into account Officer's and Employer's performance in each of such Fiscal Years and the competitive practices then prevailing. The stock options described in this Section 4(c) in respect of a Fiscal Year shall be granted at the same time as Employer grants stock options to its other senior executives in respect of such Fiscal Year (but in no event later than June 30 following the end of such Fiscal Year). All shares of equity incentive compensation granted in accordance with this Section 4(c): (i) shall be granted pursuant to the Countrywide Financial Corporation 2000 Equity Incentive Plan , as amended (the "2000 Plan"), or such other equity incentive plan or plans as may be or come into effect during the term of this Agreement, (ii) in the case of stock options, shall have a per share exercise price equal to the fair market value (as defined in the 2000 Plan or such other plan or plans) of the common stock at the time of grant, (iii) shall be subject to such other terms and conditions as may be determined by the Compensation Committee and set forth in the agreement evidencing the award. The stock options granted pursuant to this Section shall consist of incentive stock options to the extent permitted by law or regulation. From and after the Termination Date, the Officer shall no longer be entitled to receive additional equity compensation under this Section 4(c) other than those which were due for previously completed Fiscal Years.

            (d)      Additional Benefits. Officer shall also be entitled to all rights and benefits for which he is otherwise eligible under any bonus plan, stock purchase plan, participation or extra compensation plan, executive compensation plan, pension plan, profit-sharing plan, life and medical insurance policy, executive medical examination program, executive long-term disability policy, financial planning services program or other plans or benefits, which Employer or its subsidiaries may provide for him, or provided he is eligible to participate therein, for senior officers generally or for employees generally, during the term of this Agreement (collectively, "Additional Benefits"). This Agreement shall not affect the provision of any other compensation, retirement or other benefit program or plan of Employer.

            (e)      Continuation of Benefits. If Officer's employment is terminated hereunder pursuant to Section 5(a), 5(b) or 5(d), Employer shall continue for the period specified in Section 5(a), 5(b) or 5(d) hereof to provide benefits substantially equivalent to Additional Benefits (other than qualified pension or profit sharing plan benefits and option, equity or stock appreciation or other incentive plan benefits as distinguished from health, disability and welfare type benefits) to Officer and his dependents and beneficiaries that were being provided to them immediately prior to Officer's Termination Date, but only to the extent that Officer is not entitled to comparable benefits from other employment.

            (f)      Deferral of Amounts Payable Hereunder. In the event Officer should desire to defer receipt of any cash payments to which he would otherwise be entitled hereunder, he may do so under the terms of the Deferred Compensation Plan.

      5.      Termination. The compensation and benefits provided for herein and the employment of Officer by Employer shall be terminated prior to the expiration of the term of this Agreement only as provided for below in this Section 5:

            (a)      Disability. In the event that Officer would qualify for permanent disability benefits under the Employer's Long Term Disability Plan (the "LTD Plan"), or if Officer does not participate in the LTD Plan, would have qualified for permanent disability had the Officer been a participant in the LTD Plan (a "Disability"), Officer's full-time employment hereunder may be terminated, by written Notice of Termination from Employer to Officer; and thereafter, Employer shall continue, from the Termination Date until Officer's death or the fifth anniversary of such notice, whichever first occurs (the "Disability Payment Period"), (i) to pay compensation to Officer, in the same manner as in effect immediately prior to the Termination Date, in an amount equal to (1) fifty percent (50%) of the then existing base salary payable immediately prior to the termination, minus (2) the amount of any cash payments to him under the terms of Employer's disability insurance or other disability benefit plans or Employer's tax-qualified Defined Benefit Pension Plan, and any compensation he may receive pursuant to any other employment, and (ii) to provide during the Disability Payment Period the benefits specified in Section 4(e) hereof. In addition, in the event Officer's employment is terminated pursuant to this Section 5(a), all non-vested stock options and other equity incentive compensation hereof held by Officer on the Termination Date shall become immediately and fully vested and/or exercisable, as applicable.

      The determination of Disability shall be made only after 30 days notice to Officer and only if Officer has not returned to performance of his duties during such 30-day period. In order to determine Disability, both Employer and Officer shall have the right to provide medical evidence to support their respective positions, with the ultimate decision regarding Disability to be made by a majority of Employer’s disinterested directors.

            (b)      Death. In the event that Officer shall die during the term of this Agreement, Employer shall pay Officer's base salary for a period of twelve (12) months following the date of Officer's death and in the manner otherwise payable hereunder, to such person or persons as Officer shall have directed in writing or, in the absence of a designation, to his estate (the "Beneficiary"). Employer shall also provide during the twelve-month period following the date of the Officer's death the benefits specified in Section 4(e) hereof. In addition, in the event Officer's employment is terminated pursuant to this Section 5(a), all non-vested stock options and other equity incentive compensation hereof held by Officer on the Termination Date shall become immediately and fully vested and/or exercisable, as applicable. If Officer's death occurs while he is receiving payments for Disability under Section 5(a)(i) above, such payments shall cease and the Beneficiary shall be entitled to the payments and benefits under this Subsection (b), which shall continue for a period of twelve months thereafter at the full rate of compensation in effect immediately prior to the Disability. This Agreement in all other respects will terminate upon the death of Officer; provided, however, that the termination of the Agreement shall not affect Officer's entitlement to all other benefits in which he has become vested or which are otherwise payable in respect of periods ending prior to its termination.

            (c)      Cause. Employer may terminate Officer's employment under this Agreement for "Cause." A termination for Cause is a termination by reason of (i) a material breach of this Agreement by Officer (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith or without reasonable belief that such breach is in the best interests of Employer and which is not remedied within a reasonable period of time after receipt of written notice from Employer specifying such breach, or (ii) Officer's conviction by a court of competent jurisdiction of a felony, or (iii) entry of an order duly issued by any federal or state regulatory agency having jurisdiction in the matter removing Officer from office of Employer or its subsidiaries or permanently prohibiting him from participating in the conduct of the affairs of Employer or any of its subsidiaries. If Officer shall be convicted of a felony or shall be removed from office and/or temporarily prohibited from participating in the conduct of Employer's or any of its subsidiaries' affairs by any federal or state regulatory authority having jurisdiction in the matter, Employer's obligations under Sections 4(a), 4(b) and 4(c) hereof shall be automatically suspended; provided, however, that if the charges resulting in such removal or prohibition are finally dismissed or if a final judgment on the merits of such charges is issued in favor of Officer, or if the conviction is overturned on appeal, then Officer shall be reinstated in full with back pay for the removal period plus accrued interest at the rate then payable on judgments. During the period that Employer's obligations under Sections 4(a), 4(b) and 4(c) hereof are suspended, Officer shall continue to be entitled to receive Additional Benefits under Section 4(d) until the conviction of the felony or removal from office has become final and non-appealable. When the conviction of the felony or removal from office has become final and non-appealable, all of Employer's obligations hereunder shall terminate; provided, however, that the termination of Officer's employment pursuant to this Section 5(c) shall not affect Officer's entitlement to all benefits in which he has become vested or which are otherwise payable in respect of periods ending prior to his termination of employment.

            (d)      Termination by Employer Other than for Cause. (i) Except as provided in Section 5(d)(ii), if during the term of this Agreement Officer's employment shall be terminated by Employer other than for Cause, then (A) until December 31, 2005 or the second anniversary of the Termination Date, whichever is later (the "Severance Period"), Employer shall (1) continue to pay Officer his annual base salary, at the Annual Rate in effect on the Termination Date, and (2) provide the benefits specified in Section 4(e) hereof, (B) Employer shall pay Officer, within ten (10) days after the end of each Fiscal Year ending during the Severance Period, an amount equal to the total amount of incentive compensation paid or payable to Officer in respect of the Fiscal Year immediately preceding the Fiscal Year in which Officer's Termination Date occurs (the "Bonus Rate"); provided, however, that in the event the Severance Period ends on a date prior to the end of a Fiscal Year, Employer shall also pay Officer an amount equal to the product of (1) the Bonus Rate and (2) the fraction obtained by dividing (x) the number of days elapsed since the end of the immediately preceding Fiscal Year through the end of the Severance Period by (y) 365, and (C) all non-vested stock options and other equity incentive compensation granted pursuant to Section 4(c) hereof held by Officer on the Termination Date shall become immediately and fully vested and/or exercisable, as applicable.

                  (ii)      Change in Control. If after a "Change in Control" (as defined in Appendix A to this Agreement) and during the term of this Agreement Officer's employment shall be terminated by Employer other than for Cause or by Officer for Good Reason, then (A) Employer shall pay Officer in a single payment as soon as practicable after the Termination Date, as severance pay and in lieu of any further salary and incentive compensation for periods subsequent to the Termination Date, an amount in cash equal to three times the sum of (1) Officer's annual base salary at the Termination Date and (2) the total amount of incentive compensation paid or payable to Officer in respect of the Fiscal Year immediately preceding the Fiscal Year in which Officer's Termination Date occurs, (B) Employer shall continue to provide for three years from the Termination Date the benefits specified in Section 4(e) hereof plus executive level outplacement services for two years from the Termination Date and (C) all stock options and other grants of equity incentive compensation pursuant to Section 4(c) hereof held by Officer on the Termination Date shall become immediately and fully vested and/or exercisable, as applicable. For purposes of this Agreement, "Good Reason" shall be deemed to occur if Employer (w) breaches this Agreement in any material respect, (x) requires that Officer be based anywhere more than fifty (50) miles from the office where Officer is located as of the date hereof, or (y) takes any other action which results in a material adverse change in Officer's duties and responsibilities other than (i) an action not taken in bad faith and which is remedied by Employer promptly after receipt of notice by Officer; (ii) a change in reporting relationships; or (iii) changes resulting from the fact that Employer is no longer an independent public company.

                  (iii)      Effect of Section 280G of the Internal Revenue Code.

                        (A)      Except as provided in subsection (B), in the event it shall be determined that any payment or distribution of any type, including accelerated vesting, to or for the benefit of the Officer, by the Employer, any affiliate of the Employer, any Person who acquires ownership or effective control of the Employer or ownership of a substantial portion of the Employer's assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder) or any affiliate of such Person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Payments"), is or will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then the Officer shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Officer of all taxes (including any interest or penalties imposed with respect to such taxes), including any income tax, employment tax or Excise Tax, imposed upon the Gross-Up Payment, the Officer retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                        (B)      Notwithstanding subsection (A) or any other provision of this Agreement to the contrary, in the event that the Payments (excluding the payment provided for in subsection (A)) exceed by no more than 20% or $100,000, the maximum amount of Payments which if made or provided to the Officer would not be subject to an Excise Tax, the Officer will not be entitled to a Gross-Up Payment and the Payments shall be reduced (but not below zero) to the extent necessary so that no Payment to be made or benefit to be provided to the Officer shall be subject to the Excise Tax; it being the intent of the parties then the Payments shall be reduced only if the economic detriment to the Officer (on a pre-tax basis) is less than the lower of $100,000 or 20% of the Payments. Unless the Officer shall have given prior written notice specifying a different order to the Employer to effectuate the foregoing, the Employer shall reduce or eliminate the Payments, by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the "Determination" (as defined below). Any notice given by the Officer pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Officer's rights and entitlements to any benefits or compensation.

                        (C)      The determination of whether the Payments shall be reduced pursuant to this Agreement and the amount of such reduction, all mathematical determinations, and all determinations as to whether any of the Payments are "parachute payments" (within the meaning of Section 280G of the Code), that are required to be made under this Section, including determinations as to whether a Gross-Up Payment is required, the amount of such Gross-Up Payment and amounts relevant to the last sentence of this subsection (C), shall be made by an independent accounting firm selected by the Officer from among the five (5) largest accounting firms in the United States (the "Accounting Firm"), which shall provide its determination (the "Determination"), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, both to the Employer and the Officer by no later than ten (10) days following the Termination Date, if applicable, or such earlier time as is requested by the Employer or the Officer (if the Officer reasonably believes that any of the Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Officer, it shall furnish the Officer and the Employer with an opinion reasonably acceptable to the Officer and the Employer that no Excise Tax is payable (including the reasons therefor) and that the Officer has substantial authority not to report any Excise Tax on his federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid (including through withholding of taxes) to the Officer no later than the due date for payment of the Excise Tax. Any determination by the Accounting Firm shall be binding upon the Employer and the Officer, absent manifest error. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Employer should have been made ("Underpayment"), or that Gross-Up Payments will have been made by the Employer which should not have been made ("Overpayment"). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment (together with any interest and penalties payable by the Officer as a result of such Underpayment) shall be promptly paid by the Employer to or for the benefit of the Officer. In the case of an Overpayment, the shall, at the direction and expense of the Employer, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Employer, and otherwise reasonably cooperate with the Employer to correct such Overpayment, provided, however, that (i) the Officer shall not in any event be obligated to return to the Employer an amount greater than the net after-tax portion of the Overpayment that he has retained or has recovered as a refund from the applicable taxing authorities and (ii) if a Gross-Up Payment is determined to be payable, this provision shall be interpreted in a manner consistent with an intent to make the Officer whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Officer repaying to the Employer an amount which is less than the Overpayment. The cost of all such determinations made pursuant to this Section shall be paid by the Employer.

            (e)      Resignation. Except as provided in Section 5(d)(ii) hereof, if during the term of this Agreement, Officer shall resign voluntarily, all of his rights to payment or benefits hereunder shall immediately terminate; provided, however, that the termination of Officer's employment pursuant to this Section 5(e) shall not affect Officer's entitlement to all benefits in which he has become vested or which are otherwise payable in respect of periods ending prior to his termination of employment.

            (f)      Notice of Termination. Any purported termination by Employer or by Officer shall be communicated by a written Notice of termination (the "Notice of Termination") to the other party hereto which indicates the specific termination provision in this Agreement, if any, relied upon and which sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of Officer's employment under the provision so indicated. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination. The "Termination Date" shall mean the date specified in the Notice of Termination, which shall be no less than 30 or more than 60 days from the date of the Notice of Termination. Notwithstanding any other provision of this Agreement, in the event of any termination of Officer's employment hereunder for any reason, Employer shall pay Officer his full base salary through the Termination Date, plus any Additional Benefits which have been earned or become payable, but which have not yet been paid as of such Termination Date.

            (g)      Disputes. In the event of a dispute concerning the validity of a purported termination which is maintained in good faith, the Termination Date shall mean the date the dispute is finally resolved and Employer will continue to provide Officer with the compensation and benefits provided for under this Agreement, until the dispute is finally resolved without any obligation by Officer to repay any of such amounts to Employer, notwithstanding the final outcome of the dispute. Payments required to be made by this Section 5(g) are in addition to all other amounts due under Section 5 of this Agreement and shall not be offset against or reduce any other amounts due under Section 5 of this Agreement. Officer shall be required to render services to Employer during the period following his Termination Date but before the dispute concerning the termination is finally determined unless Employer fails to provide Officer with a reasonable opportunity to perform his duties under this Agreement during such period.

      6.      Reimbursement of Business Expenses. During the term of this Agreement, Employer shall reimburse Officer promptly for all expenditures (including travel, entertainment, parking, business meetings, and the monthly costs (including dues) of maintaining memberships at appropriate clubs) to the extent that such expenditures meet the requirements of the Code for deductibility by Employer for federal income tax purposes or are otherwise in compliance with the rules and policies of Employer and are substantiated by Officer as required by the Internal Revenue Service and rules and policies of Employer.

      7.      Indemnity. To the extent permitted by applicable law, the Certificate of Incorporation and the By-Laws of Employer (as from time to time in effect) and any indemnity agreements entered into from time to time between Employer and Officer, Employer shall indemnify Officer and hold him harmless for any acts or decisions made by him in good faith while performing services for Employer, and shall use reasonable efforts to obtain coverage for him under liability insurance policies now in force or hereafter obtained during the term of this Agreement covering the other officers or directors of Employer.

      8.      Miscellaneous.

            (a)      Succession. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns, but without the prior written consent of Officer, this Agreement may not be assigned other than in connection with a merger or sale of substantially all the assets of Employer or similar transaction. Employer shall not agree to any such transaction unless the successor to or assignee of the Employer's business and/or assets in such transaction expressly assumes all obligations of the Employer hereunder. The obligations and duties of Officer hereby shall be personal and not assignable.

            (b)      Notice. Any notices provided for in this Agreement shall be sent to Employer at 4500 Park Granada, Calabasas, California 91302, Attention: General Counsel/Secretary, with a copy to the CEO at the same address, or to such other address as Employer may from time to time in writing designate, and to Officer at his home address as reflected in Employer's records or at such other address as he may from time to time in writing designate. All notices shall be deemed to have been given two (2) business days after they have been deposited as certified mail, return receipt requested, postage paid and properly addressed to the designated address of the party to receive the notices.

            (c)      Effective Date. This Agreement is effective as of March 1, 2003.

            (d)      Entire Agreement. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and it replaces and supersedes any prior agreements between the parties relating to said subject matter. No modifications or amendments of this Agreement shall be valid unless made in writing and signed by the parties hereto.

            (e)      Waiver. The waiver of the breach of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

            (f)      California Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

            (g)      Attorneys' Fees in Action on Contract. If any litigation shall occur between Officer and Employer, which litigation arises out of or as a result of this Agreement or the acts of the parties hereto pursuant to this Agreement, or which seeks an interpretation of this Agreement, the prevailing party in such litigation, in addition to any other judgment or award, shall be entitled to receive such sums as the court hearing the matter shall find to be reasonable as and for the attorneys' fees of the prevailing party.

            (h)      Confidentiality. Officer agrees that he will not use, divulge or otherwise disclose, directly or indirectly, any trade secret or other confidential information concerning the business or policies of Employer or any of its subsidiaries which he may have learned as a result of his employment during the term of this Agreement or prior thereto as an employee, officer or director of or consultant to Employer or any of its subsidiaries, except to the extent such use or disclosure is (i) necessary or appropriate to the performance of this Agreement and in furtherance of Employer's best interests, (ii) required by applicable law, (iii) lawfully obtainable from other sources, or (iv) authorized by Employer. The provisions of this subsection shall survive the expiration. suspension or termination, for any reason, of this Agreement.

            (i)      Remedies of Employer. Officer acknowledges that the services he is obligated to render under the provisions of this Agreement are of a special, unique, unusual, extraordinary and intellectual character, which gives this Agreement peculiar value to Employer. The loss of these services cannot be reasonably or adequately compensated in damages in an action at law and it would be difficult (if not impossible) to replace these services. By reason thereof, Officer agrees and consents that if he violates any of the material provisions of this Agreement, Employer, in addition to any other rights and remedies available under this Agreement or under applicable law, shall be entitled during the remainder of the term to seek injunctive relief, from a tribunal of competent jurisdiction, restraining Officer from committing or continuing any violation of this Agreement, or from the performance of services to any other business entity, or both.

            (j)      Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

            (k)      No Obligation to Mitigate. Officer shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and, except as provided in Section 5(a)(i)(2) hereof, no payment hereunder shall be offset or reduced by the amount of any compensation or benefits provided to Officer in any subsequent employment.

            (l)      Arbitration. The parties acknowledge that they have entered into a Mutual Agreement to Arbitrate Claims dated concurrently herewith (the "Arbitration Agreement"). The parties hereby incorporate herein by reference the terms of the Arbitration Agreement. Any dispute arising regarding this Agreement and/or any other matter covered by the Arbitration Agreement shall be subject to binding arbitration pursuant to the terms of the Arbitration Agreement, except as expressly provided herein.

            (m)      Other Duties of Officer During and After Employment. The Officer acknowledges that the Employer has a vital interest in retaining its employees and clients. The Officer, therefore, shall not, during employment with the Employer and

                  (i)      for twelve months following termination of employment for any reason, directly or indirectly, influence or advise any other person to employ or solicit for employment anyone who is, as of the date of the Officer's separation from the Employer, in the service of the Employer, its subsidiaries or affiliates;

                  (ii)      for twelve months following termination of employment for any reason, directly or indirectly, influence or advise any person who is or shall be in the service of the Employer, to leave the service of the Employer, its subsidiaries or affiliates.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COUNTRYWIDE FINANCIAL CORPORATION

By: /s/ Thomas H. Boone Title: Senior Managing Director and Chief Administrative Officer

OFFICER: Thomas H. Boone /s/ Carolos M. Garcia Carlos M. Garcia, in his individual capacity

APPENDIX A
To Employment Agreement

        A “Change in Control” shall mean the occurrence during the term of the Agreement, of any one of the following events:

(1)	An acquisition (other than directly from Employer) of any common stock or other "Voting Securities" (as hereinafter defined) of Employer by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five percent (25%) or more of the then outstanding shares of Employer's common stock or the combined voting power of Employer's then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. For purposes of this Agreement, (1) "Voting Securities" shall mean Employer's outstanding voting securities entitled to vote generally in the election of directors and (2) a "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) Employer or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by Employer (for purposes of this definition, a "Subsidiary"), (ii) Employer or any of its Subsidiaries, or (iii) any Person in connection with a "Non-Control Transaction" (as hereinafter defined);

(2)	The individuals who, as of the date of the Agreement are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least two-thirds of the members of the Board; provided, however, that if the election, or nomination for election by Employer's common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(3)	The consummation of:

(a)	A merger, consolidation or reorganization involving Employer, unless such merger, consolidation or reorganization is a "Non-Control Transaction." A "Non-Control Transaction" shall mean a merger, consolidation or reorganization of Employer where:

(i)	the stockholders of Employer, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least seventy percent (70%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization;

(ii)	the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or in the event that, immediately following the consummation of such transaction, a corporation beneficially owns, directly or indirectly, a majority of the Voting Securities of the Surviving Corporation, the board of directors of such corporation; and

(iii)	no Person other than (i) Employer, (ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereof) maintained by Employer, the Surviving Corporation, or any Subsidiary, or (iv) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of twenty- five percent (25%) or more of the then outstanding Voting Securities or common stock of Employer, has Beneficial Ownership of twenty-five percent (25%) or more of the combined voting power of the Surviving Corporation's then outstanding Voting Securities or its common stock;

(b)	A complete liquidation or dissolution of Employer; or

(c)	The sale or other disposition of all or substantially all of the assets of Employer to any Person (other than a transfer to a Subsidiary).

     Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding common stock or Voting Securities as a result of the acquisition of common stock or Voting Securities by Employer which, by reducing the number of shares of common stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons; provided, however, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of common stock or Voting Securities by Employer, and after such share acquisition by Employer, the Subject Person becomes the Beneficial Owner of any additional common stock or voting Securities which increases the percentage of the then outstanding common stock or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

APPENDIX B

INCENTIVE COMPENSATION PLAN